Exhibit 4.1

CUBESMART, L.P.,

Issuer,

and

CUBESMART,

Parent Guarantor,

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

First Supplemental Indenture

Dated as of June 26, 2012

To

Indenture

Dated as of September 16, 2011

4.80% SENIOR NOTES DUE 2022

FIRST SUPPLEMENTAL INDENTURE, dated as of June 26, 2012 (the “First Supplemental Indenture”), among CUBESMART, L.P., a limited partnership formed under the laws of Delaware (the “Issuer”), CUBESMART, a real estate investment trust formed under the laws of Maryland and the sole general partner and a limited partner of the Issuer (the “Parent Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

RECITALS OF THE ISSUER AND THE PARENT GUARANTOR

WHEREAS, the Issuer, the Parent Guarantor and the Trustee are parties to an Indenture dated as of September 16, 2011 (the “Indenture”) relating to the issuance from time to time by the Issuer of its Securities on terms to be specified at the time of issuance;

WHEREAS, the Issuer proposes to create under the Indenture a new series of Securities;

WHEREAS, Section 301 of the Indenture provides that the Issuer, the Parent Guarantor and the Trustee may enter into supplemental indentures prior to the issuance of a new series of Securities to create such series of Securities and set forth the terms of such series of Securities; and

WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required and all the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or series thereof (as determined by reference to principal amount, plus accrued but unpaid interest, of the Securities held by such Holders), as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1.           Relation to Indenture.  This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.           Definitions.  For all purposes of this First Supplemental Indenture, except for terms defined herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.  In addition, the following terms shall have the following meanings to be equally applicable to both the singular and plural forms of the terms set forth below:

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date on which the acquired Person becomes a Subsidiary.

“Annual Debt Service Charge” means, for any period, the aggregate interest expense (including without limitation, the interest component of rentals on capitalized leases and letter of credit fees, commitment fees and other similar financial charges) for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Issuer and its Subsidiaries.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for a Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Income Available for Debt Service” means, for any period, Earnings from Operations of the Issuer and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) Annual Debt Service Charge of the Issuer and its Subsidiaries, (ii) provision for taxes of the Issuer and its Subsidiaries based on income, (iii) provisions for gains and losses on properties and depreciation and amortization, (iv) increases in deferred taxes and other non-cash items, (v) depreciation and amortization with respect to interests in joint venture and partially owned entity investments, (vi) the effect of any charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vii) amortization of deferred charges.

“Earnings from Operations” means, for any period, net income or loss of the Issuer and its Subsidiaries, excluding (i) provisions for gains and losses on sales of investments or joint ventures; (ii) provisions for gains and losses on disposition of discontinued operations; (iii) extraordinary and non-recurring items; and (iv) impairment charges and property valuation losses, as reflected in the consolidated financial statements of the Issuer and its Subsidiaries for such period determined in accordance with GAAP.

“Encumbrance” means any mortgage, lien, pledge or security interest of any kind.

“Indebtedness” means, with respect to the Issuer or any of its Subsidiaries (without duplication) any indebtedness of the Issuer or any of its respective Subsidiaries, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) secured by any Encumbrance existing on property owned by the Issuer or any of its Subsidiaries, (iv) consisting of letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or (v) consisting of capitalized leases, and also includes, to the extent not otherwise included, any obligation by the Issuer or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Issuer or its Subsidiaries); it being understood that indebtedness shall be deemed to be incurred by the Issuer or any of its Subsidiaries whenever it or that Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof.  Indebtedness of any Subsidiary existing prior to the time it became a Subsidiary of the Issuer shall be deemed to be incurred at the time that Subsidiary becomes a Subsidiary of the Issuer; and Indebtedness of a Person existing prior to a merger or consolidation of that Person with the Issuer or any of its Subsidiaries in which that Person is the successor to the Issuer or that Subsidiary shall be deemed to be incurred upon the consummation of that merger or consolidation.  Notwithstanding the preceding sentences of this definition, the term Indebtedness shall not include any indebtedness that had been the subject of an “in substance” defeasance in accordance with GAAP.

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“Independent Investment Banker” means any of Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC, as specified by the Issuer, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Intercompany Indebtedness” means Indebtedness to which the only parties are the Issuer, any of the Guarantors and any of their respective Subsidiaries (but only so long as such Indebtedness is held solely by any of the Issuer, any of the Guarantors and any of their respective Subsidiaries) that is subordinate in right of payment to the Securities.

“Reference Treasury Dealer” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated or a primary U.S. government securities dealer in New York City (a “primary treasury dealer”) selected by Wells Fargo Securities, LLC and their respective successors; provided, however, that, if any of the foregoing ceases to be a primary treasury dealer, the Issuer will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by the Issuer after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Total Assets” means, as of any date, the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Issuer and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Issuer and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of Section 3.1(d) of this First Supplemental Indenture, all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Treasury Rate” means, with respect to any Redemption Date:

(i)                                     the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined above), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the treasury rate will be

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interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(ii)                                  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate will be calculated by the Issuer on the third Business Day preceding the Redemption Date and set forth in an Officers’ Certificate delivered to the Trustee.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Issuer or any of its Subsidiaries.

ARTICLE II

THE SECURITIES

There is established a series of Securities pursuant to the Indenture with the following terms:

Section 2.1.           Title of the Securities. The series of Securities established under this First Supplemental Indenture shall be designated as the “4.80% Senior Notes due 2022” (the “Notes”).

Section 2.2.           Aggregate Principal Amount.  The Notes initially will be issued in an aggregate principal amount of $250,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305 or 306 of the Indenture); provided that the Issuer may, without the consent of Holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue date, issue price and payment of interest accruing prior to the issue date of the additional Notes), which additional Notes will constitute a single series of Securities under the Indenture.

Section 2.3.           Maturity Date.  The date on which the principal on the Notes is payable is July 15, 2022, subject to the provisions of the Indenture relating to acceleration (the “Maturity Date”).

Section 2.4.           Ranking.  The Notes will be unsecured senior debt of the Issuer and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Issuer.

Section 2.5.           Interest.  The Notes will bear interest from, and including, June 26, 2012, or from, and including, the most recent interest payment date to which interest has been paid or duly provided for, to, but excluding, the applicable interest payment date or Maturity Date of the Notes, as applicable, at a rate of 4.80% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2013. The Issuer will pay interest to the Person in whose name a Note is registered at the close of business on January 1 or July 1 next preceding the interest payment date. The Issuer will compute interest on the basis of a

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360-day year consisting of twelve 30-day months. If any interest payment date or Maturity Date falls on a day that is not a Business Day, the required payment of principal, Make-Whole Premium (as defined below), if any, or interest will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

Section 2.6.           Place of Payment for Principal and Interest.  The principal of, Make-Whole Premium if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for that purpose, pursuant to the Indenture, in the City of New York, which initially shall be the corporate trust office of the Trustee; provided, however, that at the option of the Issuer, such payment of principal, Make-Whole Premium if any, or interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

Section 2.7.           Defeasance.  The Notes shall be subject to legal defeasance under Section 402 of the Indenture and to covenant defeasance under Section 403 of the Indenture as permitted pursuant to Section 401 of the Indenture.

Section 2.8.           Sinking Fund.  The Notes shall not have the benefit of any sinking fund.

Section 2.9.           Form and Dating.

(a)           The Notes shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Issuer, the Parent Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling.

(c) The Notes will be issued in the form of a fully-registered global security (the “Global Security”). The Depository Trust Company shall serve as the depository (the “Depositary”) for the Global Security. The Global Security will be deposited with, or on behalf of, the Depositary and registered, at the request of the Depositary, in the name of Cede & Co. Except as set forth below, the Global Security may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If (i) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 calendar days after receipt of such notice from the Depositary; (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act and the Issuer does not appoint a successor depositary within 90 calendar days of becoming aware that the Depositary has ceased to be registered as a clearing agency; (iii) the Issuer, in its sole discretion, determines that the Notes will be exchangeable for definitive securities in registered form and notifies the Trustee of its decision; or (iv) an Event of Default with respect to the Notes represented by the Global Security has occurred and is continuing, then in each case the Issuer may issue Notes in certificated form in exchange for the Global Security. In each of these instances, an owner of an interest in the Global Security would be entitled to physical delivery of such

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Notes in certificated form. Notes so issued in certificated form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only.

Section 2.10.         Optional Redemption.  The Notes may be redeemed at the Issuer’s option in whole or, from time to time, in part prior to the Maturity Date as follows:

(a)           If the Notes are redeemed before April 15, 2022, the Notes will be redeemed at a Redemption Price equal to the greater of:

(i)            100% of the principal amount of the Notes then outstanding to be redeemed; and

(ii)           the sum, as set forth in an Officers’ Certificate delivered to the Trustee, of the present values of the remaining scheduled payments of principal of, and interest on, the Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points (the “Make-Whole Premium”);

plus any accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

(b)           If the Notes are redeemed on or after April 15, 2022, the Notes will be redeemed at a Redemption Price equal to 100% of the principal amount of the Notes then outstanding being redeemed, plus accrued and unpaid interest on the principal amount of Notes being redeemed to, but not including, the Redemption Date.

(c)           If any Redemption Date falls on a day that is not a Business Day, the required payment of principal, Make-Whole Premium, if any, or interest on the Notes to be redeemed will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such Redemption Date, as the case may be, to the date of such payment on the next succeeding Business Day; provided, however, that if the next such succeeding Business Day falls on a day in the next succeeding calendar year with respect to a Redemption Date, the required payment of principal, Make-Whole Premium, if any, or interest on the Notes to be redeemed shall be made on the Business Day immediately preceding such Redemption Date on which payment was due.

ARTICLE III

ADDITIONAL COVENANTS

In addition to the covenants set forth in the Indenture, the Issuer hereby further covenants as follows:

Section 3.1.           Limitation on Incurrence of Indebtedness.

(a)           The Issuer shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness, other than Intercompany Indebtedness, if, immediately after giving effect to the

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incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

(1)           the Total Assets of the Issuer and its Subsidiaries as of the end of the calendar quarter covered in the Issuer’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and

(2)           the purchase price of any assets included in the definition of Total Assets acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire items included in the definition of Total Assets or used to reduce indebtedness), by the Issuer or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(b)           The Issuer shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

(1)           such Indebtedness and any other Indebtedness incurred by the Issuer and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

(2)           the repayment or retirement of any other Indebtedness by the Issuer and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)           in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

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(4)           in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(c)           The Issuer shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Issuer or any of its Subsidiaries, whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Indebtedness secured by an Encumbrance and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Issuer or any of its Subsidiaries is greater than 40% of the sum of (without duplication):

(1)           the Total Assets of the Issuer and its Subsidiaries as of the end of the calendar quarter covered in the Issuer’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and

(2)           the purchase price of any assets included in the definition of Total Assets acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire items included in the definition of Total Assets or used to reduce Indebtedness), by the Issuer or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(d)           The Issuer and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuer and its Subsidiaries on a consolidated basis.

Section 3.2.           Insurance.  Each of the Issuer and the Guarantors shall cause each of their properties and each of the properties of their respective Subsidiaries to be insured against loss or damage with insurers of recognized responsibility, in commercially reasonable amounts and types and with insurers having a specified rating from a recognized insurance rating service.

Section 3.3.           Waiver of Certain Covenants.  The Issuer and the Guarantors may omit in any particular instance to comply with any covenant or condition set forth in Sections 3.1 and 3.2, inclusive, of this First Supplemental Indenture, if before or after the time for such compliance the Holders of more than 50% in principal amount of the Outstanding Notes shall, in each case by Act of such Holders, either waive such

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compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer and the Guarantors and the duties of the Trustee for the Notes with respect to any such covenant or condition shall remain in full force and effect.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1.           Ratification of Indenture.  Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 4.2.           No Representation by Trustee.  The Trustee makes no representation as to the validity or sufficiency of the First Supplemental Indenture.

Section 4.3.           Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.4.           Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

CUBESMART, L.P.

By:	CUBESMART
Its General Partner

By:	/s/ Timothy M. Martin
Name: Timothy M. Martin
Title: Chief Financial Officer

CUBESMART

By:	/s/ Timothy M. Martin
Name: Timothy M. Martin
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ George J. Rayzis
Name:George J. Rayzis
Title: Vice President

[Signature Page to the First Supplemental Indenture]

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EXHIBIT A

FORM OF NOTE

[Face of Note]

CUSIP # 22966R AA4

4.80% Senior Note due 2022

No. 1	$250,000,000

CUBESMART, L.P.

promises to pay to CEDE & CO. or its registered assigns, the principal sum of TWO HUNDRED AND FIFTY MILLION Dollars on July 15, 2022.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Dated: June 26, 2012

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of the day and year first written above.

[SEAL]			CUBESMART, L.P.

By: CUBESMART,
as General Partner

By:
				Name:	Timothy M. Martin
				Title:	Senior Vice President and Chief Financial Officer

Attest:

By:
	Name:	Jeffrey P. Foster
	Title:	Chief Vice President,
Chief Legal Officer & Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[Back of Note]

4.80% Senior Notes due 2022

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. The Notes will bear interest from, and including, June 26, 2012, or from, and including, the most recent interest payment date to which interest has been paid or duly provided for, to, but excluding, the applicable interest payment date or Maturity Date of the Notes, as applicable, at a rate of 4.80% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2013. The Issuer will pay interest to the Person in whose name a Note is registered at the close of business on January 1 or July 1 next preceding the interest payment date. The Issuer will compute interest on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or Maturity Date falls on a day that is not a Business Day, the required payment of principal, Make-Whole Premium (as defined below), if any, or interest will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

(2) Place of Payment for Principal and Interest.  The principal of and interest on the Notes will be payable at the office or agency of the Issuer maintained for that purpose, pursuant to the Indenture, in the City of New York, which initially shall be the corporate trust office of the Trustee; provided, however, that at the option of the Issuer, such payment of principal, Make-Whole Premium, if any, or interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

(3) Paying Agent and Security Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Security Registrar. The Issuer may change any Paying Agent or Security Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) Sinking Funds. The Notes are not subject to repayment at the option of the Holder thereof. In addition, the Notes are not entitled to the benefit of, and are not subject to, any sinking fund.

(5) Indenture. The Issuer issued the Notes under an indenture, dated as of September 16, 2011 (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of June 26, 2012 (the “First Supplemental Indenture” and, together with the Base Indenture and as the Base Indenture and the First Supplemental Indenture may be further amended and supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer.

(6) Optional Redemption. The Notes may be redeemed, at the Issuer’s option in whole or, from time to time, in in part, prior to the Maturity Date as follows:

(a)   If the Notes are redeemed before April 15, 2022, the Notes will be redeemed at a Redemption Price equal to the greater of:

(i) 100% of the principal amount of the Notes then outstanding to be redeemed; and

(ii) the sum, as set forth in an Officers’ Certificate delivered to the Trustee, of the present values of the remaining scheduled payments of principal of, and interest on, the Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points (the “Make-Whole Premium”);

plus any accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

(b)   If the Notes are redeemed on or after April 15, 2022, the Notes will be redeemed at a Redemption Price equal to 100% of the principal amount of the Notes then outstanding being redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

(c)   If any Redemption Date falls on a day that is not a Business Day, the required payment of principal, Make-Whole Premium, if any, or interest on the Notes to be redeemed will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such Redemption Date, as the case may be, to the date of such payment on the next succeeding Business Day; provided, however, that if the next such succeeding Business Day falls on a day in the next succeeding calendar year with respect to a Redemption Date, the required payment of principal, Make-Whole Premium, if any, or interest on the Notes to be redeemed shall be made on the Business Day immediately preceding such Redemption Date on which payment was due.

(d)   If notice has been given in the manner provided in Section 1104 of the Indenture and funds for the redemption of the Note or any part thereof called for redemption will have been made available on the Redemption Date, the Notes to be redeemed, or such part thereof, will cease to accrue interest from and after the Redemption Date referred to in such notice and the only right of the Holder will be to receive payment of the Redemption Price.

(7) Notice of Redemption. Notice of redemption shall be given in the manner provided in Section 106 and Section 1104 of the Indenture not later than 30 days and not earlier than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed.

All notices of redemption shall state:

(1) the Redemption Date;

(2) the Redemption Price;

(3) if less than all Notes then outstanding are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular Notes to be redeemed, including the Identifying Number of such Notes;

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed;

(5) that on the Redemption Date the Redemption Price shall become due and payable upon each such Note or portion thereof, and that interest or original issue discount thereon, if any, shall cease to accrue on and after said date; and

(6) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

Notice of redemption of Notes to be redeemed at the election of the Issuer shall be given by the Issuer or, at the Issuer’s request, by the Trustee for such Notes in the name and at the expense of the Issuer.

(8) Denominations, Transfer and Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. The Issuer shall not be required (i) to issue, register the transfer of or exchange the Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of the Notes selected for redemption under Section 1104 of the Indenture and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Notes so selected for redemption as a whole or in part, except the unredeemed portion of any Notes being redeemed in part.

(9) Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer, the Guarantors, the Trustee for such Note and any agent of the Issuer, any of the Guarantors or such Trustee may treat the Person in whose name any such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 307 of the Indenture) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Guarantors, such Trustee or any agent of the Issuer, any of the Guarantors or such Trustee shall be affected by notice to the contrary.

None of the Issuer, the Guarantors, the Trustee, any Paying Agent or the Security Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(10) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantee or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding affected by such amendment or supplemental indenture voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Guarantee or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Securities affected thereby voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Guarantee or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets; add additional Guarantees with respect to the Notes; secure the Notes; to make any other change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or to comply with requirements of the Commission in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act.

(11) Defaults and Remedies. Events of Default with respect to the Notes include: (1) default in the payment of any installment of interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days; or (2) default in the payment of the principal of (or premium, if any, on) any Note at its Maturity; or (3) default in the performance of, or breach of, any covenant or warranty of the Issuer or any of the Guarantors in respect of any Note and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by the Trustee for the Notes or to the Issuer and such Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or (4) a default under any bond, debenture, note or other evidence of indebtedness of the Issuer and/or any of the Guarantors or under any mortgage, indenture or other instrument of the Issuer or any of the Guarantors (including a default with respect to Securities of any series other than the Notes) under which there may be issued or by which there may be secured any indebtedness of the Issuer and/or any of the Guarantors (or by any of their respective Subsidiaries, the repayment of which the Issuer or any of the Guarantors have guaranteed or for which the Issuer or any of the Guarantors are directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $25,000,000 of such indebtedness when due and payable which shall continue after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding a written notice specifying such default and requiring the Issuer or such Guarantors, as the case may be, to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or (5) the Issuer or any Guarantor shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Issuer or any Guarantor shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Issuer) of it or for all or a substantial part of its property; or the Issuer or any Guarantor shall make a general assignment for the benefit of creditors; or the Issuer or any Guarantor shall take any corporate action in furtherance of any of the foregoing; or (6) an involuntary case or other proceeding shall be commenced against the Issuer or any Guarantor with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Issuer or any Guarantor or any substantial part of their respective property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against the Issuer or any Guarantor, or (B) shall continue unstayed and in effect for a period of 60 consecutive days; (7) except as otherwise permitted herein, any Guarantee of the Securities of any series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee with respect to the Notes.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Notes then outstanding may declare the entire principal amount of the Notes to be due and payable. Subject to certain limitations, the Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. Subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes.

(12) No Recourse Against Others. No director, officer, employee or stockholder of CubeSmart or any of its Subsidiaries, as such, will have any liability for any obligations of CubeSmart or any of its Subsidiaries under the Notes or the Indenture based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes.

(13) Authentication. No Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Note the certificate of authentication manually executed by the Trustee for such Note or on its behalf pursuant to Section 614 of the Indenture, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

(14) CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use) or other identifying numbers (“Identifying Numbers”) and, if so, the Trustee shall use such Identifying Numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such Identifying Numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identifying numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the Identifying Numbers.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

CubeSmart, L.P.
c/o CubeSmart
460 East Swedesford Road
Wayne, PA 19087
Attention: Jeffrey Foster, Chief Legal Officer

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or Tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                     to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following exchanges of a part of this Global Security for an interest in another Global Security or for a definitive security, or exchanges of a part of another Global Security or definitive security for an interest in this Global Security, have been made:

Date of exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian